                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-88971
                    4 3/4% Convertible Senior Notes due 2007 CUSIP No. 65332VAR4



                          NEXTEL COMMUNICATIONS, INC.


                   PROSPECTUS SUPPLEMENT DATED MARCH 16, 2000
                      TO PROSPECTUS DATED DECEMBER 3, 1999

     The selling stockholders table on pages 21-24 of the prospectus, as amended, is hereby further amended to update the information regarding the following entities in the prospectus and their respective amounts of 4 3/4% convertible senior notes due 2007.

                                                  CONVERTIBLE NOTES              COMMON STOCK
                                                  -----------------              ------------
                                              PRINCIPAL      PRINCIPAL
                                              AMOUNT OF      AMOUNT OF                    NUMBER OF
                                             CONVERTIBLE    CONVERTIBLE     NUMBER OF      SHARES
NAME OF SELLING STOCKHOLDER                  NOTES OWNED   NOTES OFFERED   SHARES OWNED    OFFERED
                                             -----------   -------------   ------------   ---------
Credit Suisse First Boston Corporation/1/     $4,500,000     $4,500,000          0            0

Museum of Fine Arts, Boston                   $   48,000     $   48,000          0            0

New Hampshire Retirement System               $  284,000     $  284,000          0            0

Parker-Hannifin Corporation                   $   58,000     $   58,000          0            0

PIMCO Convertible Bond Fund                   $1,000,000     $1,000,000          0            0

ProMutual                                     $  176,000     $  176,000          0            0

Putnam Balanced Retirement Fund               $  128,000     $  128,000          0            0

Putnam Convertible Income-Growth Trust        $3,000,000     $3,000,000          0            0

Putnam Convertible Opportunities and          $  131,000     $  131,000          0            0
 Income Trust

University of Rochester                       $   45,000     $   45,000          0            0



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/1/  This entity and/or its affiliates have provided, and may from time to time provide, investment banking services to Nextel, including, among other things, acting as lead and/or co-manager with respect to offerings of debt and equity securities.